EXHIBIT 12.1

Calculation of Consolidated Ratio of Earnings to Fixed Charges

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2009	2008	2008	2007	2006	2005	2004
Earnings:
(Loss) income before income taxes	$(9,007)	$2,388	$375	$22,233	$26,507	$21,726	$11,677

Fixed Charges:
Interest on deposits	$4,030	$5,717	$20,035	$24,211	$19,588	$12,849	$6,798
Interest on notes payable to subsidiary Grantor trusts, repurchase agreements, and other borrowings	851	1,074	4,409	2,801	2,937	3,058	2,850
Rent expense interest factor (1)	194	216	905	881	792	801	853

Total fixed charges:
Including interest on deposits	$5,075	$7,007	$25,349	$27,893	$23,317	$16,708	$10,501
Excluding interest on deposits	$1,045	$1,290	$5,314	$3,682	$3,729	$3,859	$3,703

Ratio of earnings to fixed charges:
Excluding interest on deposits	(7.62)	2.85	1.07	7.04	8.11	6.63	4.15
Including interest on deposits	(0.77)	1.34	1.01	1.80	2.14	2.30	2.11

Calculation of Consolidated Ratio of Earnings to Fixed Charges and Preferred Stock Dividends

	Three Months Ended March 31,		Year Ended December 31,
(Dollars in thousands)	2009	2008	2008	2007	2006	2005	2004
Earnings:
(Loss) income before income taxes	$(9,007)	$2,388	$375	$22,233	$26,507	$21,726	$11,677

Fixed charges:
Interest on deposits	$4,030	$5,717	$20,035	$24,211	$19,588	$12,849	$6,798
Interest on notes payable to subsidiary grantor trusts, repurchase agreements, and other borrowings	851	1,074	4,409	2,801	2,937	3,058	2,850
Preferred stock dividends	500	—	222	—	—	—	—
Rent expense interest factor (1)	194	216	905	881	792	801	853

Total fixed charges:
Including interest on deposits	$5,575	$7,007	$25,571	$27,893	$23,317	$16,708	$10,501
Excluding interest on deposits	$1,545	$1,290	$5,536	$3,682	$3,729	$3,859	$3,703

Ratio of earnings to fixed charges and preferred stock dividends:

Excluding interest on deposits	(4.83)	2.85	1.07	7.04	8.11	6.63	4.15
Including interest on deposits	(0.62)	1.34	1.01	1.80	2.14	2.30	2.11

(1)  This amount is the portion of rent expense (generally one-third) deemed representative of the interest factor.